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                                                                    EXHIBIT 10.1

                         TRANSACTION ADVISORY AGREEMENT

         THIS TRANSACTION ADVISORY AGREEMENT is made effective as of __________, 1998, by and between KRG Capital Partners, LLC, a Colorado limited liability company ("KRG"), and Modtech Holdings, Inc., a Delaware corporation (the "Company").

                                   Background

         The Company desires to receive transaction advisory services from KRG in connection with the Company's future acquisitions and continued consolidation strategy. KRG is willing to provide transaction advisory services to the Company. Accordingly, the compensation arrangements set forth in this Transaction Advisory Agreement are designed to compensate KRG for such services.

         NOW, THEREFORE, in consideration of the premises, the respective agreements hereinafter set forth, and the mutual benefits to be derived herefrom, KRG and the Company hereby agree as follows:

                                      Terms

         1. Engagement; Termination of Prior Agreement. The Company hereby engages KRG as a transaction advisor, and KRG hereby agrees to provide transaction advisory services to the Company, all on the terms and subject to the conditions set forth below. KRG akcnowledges and agrees that the Management Agreement, dated as of March 27, 1997, between KRG, SPI Holdings, Inc. and SPI Manufacturing, Inc. has been terminated pursuant to Section 4 thereof.

         2. Services of KRG. KRG hereby agrees during the term of this engagement to consult with the Company's boards of directors (collectively, the "Board") and management of the Company in such manner and on such business and financial matters related to transactions and such other matters as may be reasonably requested from time to time by the Board, including, but not limited to:

                (i) Sourcing and identifying potential acquisition candidates;

                (ii) Establishing initial contact with targets;

                (iii) Negotiating letters of intent with targets;

                (iv) Formulating and negotiating acquisition structures (i.e., stock/cash mix, earnouts, compensation, etc.);

                (v) Financial modeling of target acquisition;

                (vi) Oversight of lender approval process;



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                (vii) Oversight of due diligence process (including specialists,
        i.e. environmental, ERISA, insurance, tax, etc.);

                (viii) Negotiating definitive acquisition agreements and ancillary documents;

                (ix) Oversight of legal process;

                (x) Coordination and oversight of closing process;

                (xi) Assisting management in implementation of integration strategy and post-closing matters (i.e. identifying potential cost savings, plant closings, employee matters, lease negotiations, supply agreements and other consolidation opportunities); and

                (xii) Assisting management in presentation to investment community and analysts of acquired companies and results of acquisition strategy.

KRG will devote such time and attention to the Company's affairs as reasonably necessary to accomplish the purposes of this Transaction Advisory Agreement.

         3. Compensation.

         (a) The Company hereby agrees to pay to KRG, as compensation for services to be rendered by KRG hereunder:

                  (i) with respect to the consummation of any acquisition, which transaction closes after the date hereof, a transaction closing fee (the "Transaction Fee") equal to: (i) $75,000 for any acquisition where the aggregate Transaction Value (as hereinafter defined) is $5 million or less, provided such fee may be adjusted upward if the Board determines such transaction presented unusual complexities; (ii) $100,000 for any acquisition where the aggregate Transaction Value is greater than $5 million but less than $15 million, provided such fee may be adjusted upward if the Board determines such transaction presented unusual complexities; and (iii) an amount to be agreed upon by the parties hereto and approved by the Board, but in no event less than $100,000, for any transaction where the aggregate Transaction Value exceeds $15 million. For purposes of this Transaction Advisory Agreement, "Transaction Value" means the aggregate of cash and non-cash consideration paid to the sellers of the company or business being acquired and the value of all interest bearing debt assumed by the Company. Any non-cash consideration shall be valued at fair market value and the value of any equity securities issued shall be fair market value on the date of issuance, assuming such equity securities are fully vested on such date; and

                  (ii) beginning on the second anniversary of the date hereof, an aggregate annual fee of $250,000, payable monthly in arrears in an amount equal to $20,833.33 per month with payment due by the fifth day of each month (the "Base Advisory Fee").



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         (b) In addition to the fees set forth in Section 3(a) above, the
Company has agreed, pursuant to Section 5.20 of that certain Agreement and Plan of Reorganization and Merger, dated as of September 28, 1998 (the "Merger Agreement"), by and among the Company, Modtech, Inc. and SPI Holdings, Inc.), to pay KRG the following fees (it being expressly understood that such fees are the same as, and not in addition to, those fees contemplated by Section 5.20 of the Merger Agreement):

                  (i) a transaction fee of $573,170, payable on January 4, 1999;

                  (ii) during the one-year period beginning on the closing of the transactions contemplated by the Merger Agreement (such transactions being hereinafter referred to as the "Merger"), a transaction fee of $250,000, payable monthly in arrears in an amount equal to $20,833.33 per month with payment due by the fifth day of each month, and payable in full (net of any monthly installments previously paid to KRG) upon the closing of the first acquisition by the Company during the first year following the closing of the Merger; and

                  (iii) during the one-year period beginning on the first anniversary of the closing of the Merger, a transaction fee of $250,000, payable monthly in arrears in an amount equal to $20,833.33 per month with payment due by the fifth day of each month, and payable in full (net of any monthly installments previously paid to KRG) upon the closing of the first add-on acquisition by the Company during the second year following the closing of the Merger.

         4. Term. This Transaction Advisory Agreement shall be in effect for an initial term of three years (the "Original Term") commencing on the date hereof, and shall be automatically renewed thereafter on a year-to-year basis (the "Supplemental Term") unless the Board shall give KRG notice of its intent to terminate this Transaction Advisory Agreement at least 90 days prior to the date of any such automatic renewal, provided that the Supplemental Term shall in no event exceed two years. The Board may terminate this Transaction Advisory Agreement at any time during the Supplemental Term by giving KRG 90 days' prior written notice, provided that, in the case of such termination, KRG shall be entitled to receive its Base Advisory Fee accrued through the date of termination. Termination of this Transaction Advisory Agreement shall not relieve the Company of the obligation to pay any Transaction Fee upon the closing of any acquisition within one year following the date of termination which acquisition was under letter of intent or definitive agreement with the Company prior to the effective date of termination.

         5. Indemnification. The Company shall defend, indemnify and hold harmless KRG, its affiliates, partners, employees and agents from and against any and all loss, liability, damage, or expenses (including attorneys' fees) arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Transaction Advisory Agreement or services provided in connection with this Transaction Advisory Agreement (collectively, the "Claims") resulting from any act or omission of KRG, its affiliates, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by KRG, its affiliates, partners, employees or agents. The Company shall defend, at its own cost and expense, any and all suits or actions (just or unjust) which may be brought against



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the Company and KRG, its officers, directors, affiliates, partners, employees or agents or in which KRG, its affiliates, partners, employees or agents may be impleaded with others upon any Claim or Claims, or upon any matter, directly or indirectly relating to or arising out of this Transaction Advisory Agreement or the consummation of this Transaction Advisory Agreement or the performance hereof or thereof by KRG, its affiliates, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by KRG, its affiliates, partners, employees or agents, then KRG shall reimburse the Company for the costs of defense and other costs incurred by the Company.

         6. KRG an Independent Contractor. KRG and the Company agree that KRG shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither KRG nor its officers or employees shall be considered employees or agents of the Company as a result of this Transaction Advisory Agreement, nor shall any of them have authority to contract in the name of, or bind, the Company, except as expressly approved by the Company; provided, however, if any representative of KRG is serving as an officer of the Company, such person shall have all authority as an officer of the Company to contract in the name of or bind the Company notwithstanding any other provision of this Transaction Advisory Agreement to the contrary.

         7. Confidential Information. KRG acknowledges that the information, observations and data obtained by it, its officers, agents and employees of KRG during the course of KRG's performance under this Transaction Advisory Agreement concerning the business plans, financial data and business relations of the Company (the "Confidential Data") are the Company's valuable, special and unique assets. KRG therefore agrees that it will not, nor will it permit any of its officers, agents or employees, to disclose to any unauthorized person any of the Confidential Data obtained by KRG during the course of KRG's performance under this Transaction Advisory Agreement without the Company's prior consent unless and to the extent that (i) the Confidential Data becomes generally known to and available for use by the public otherwise than as a result of KRG's acts or omissions to act, (ii) such disclosure is required by any statute, rule, regulation or law or any judicial or administrative body having jurisdiction, or
(iii) with the prior approval of the Company's chief executive officer, such disclosure is made in the course of KRG's performance of its duties under this Transaction Advisory Agreement to existing or potential lenders or investors in the Company, potential acquirors or acquisition candidates of the Company, or other third parties performing or proposing to provide services to the Company who have a need to know such information.

         8. Conflicts Prohibited. During the term of this Transaction Advisory Agreement, KRG shall not, without the Company's prior written consent:

         (a) directly or indirectly engage in any business activity, or have any interest in any person, firm or other entity engaged in any business activity, in which the Company or any of its subsidiaries at the time are engaged or are planning to engage; or

         (b) render services similar in nature to those being rendered to the Company pursuant to this Transaction Advisory Agreement, to any person, firm or other entity engaged in any business



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activity, in which the Company or any of its subsidiaries at the time are engaged or are planning to engage.

         9. Notices. Any notice or report required or permitted to be given or made under this Transaction Advisory Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered, delivered by reputable overnight courier, sent by telecopy, or, if mailed, when mailed by registered or certified mail, postage prepaid to the other party at the following addresses (or at such other address as shall be given in writing by one part to the other):

If to KRG:                 KRG Capital Partners, LLC
                           370 Seventeenth Street, Suite 2300
                           Denver, Colorado 80202
                           Attention: Bruce L. Rogers, Managing Director
                           Telecopy: (303) 572-5015

If to the Company:         Modtech Holdings, Inc.
                           2830 Barrett Avenue
                           P.O. Box 1240
                           Perris, California  92572
                           Attention:  Evan M. Gruber
                           Fax No.:  (949) 476-0740

         10. Entire Agreement; Modification, Termination of Prior Agreement. This Transaction Advisory Agreement (i) contains the complete and entire understanding and agreement of KRG and the Company with respect to the subject matter hereof, (ii) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of KRG in connection with the subject matter hereof, and (iii) may not be modified except by an instrument in writing executed by KRG and the Company.

         11. Waiver of Breach. The waiver by any party of a breach of any provision of this Transaction Advisory Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereby.

         12. Assignment. Neither KRG nor the Company may assign its rights or obligations under this Transaction Advisory Agreement without the express written consent of the other.

         13. Governing Law. This Transaction Advisory Agreement shall be deemed to be a contract made under, and is to be governed and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



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                                            KRG CAPITAL PARTNERS, LLC

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________


                                            MODTECH HOLDINGS, INC.


                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________



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